UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/17/2008

Nektar Therapeutics
(Exact name of registrant as specified in its charter)

Commission File Number:  0-24006

Delaware	94-3134940
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

201 Industrial Road, San Carlos, CA 94070
(Address of principal executive offices, including zip code)

(650) 631-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)        Departure of Directors or Certain Officers.

On November 17, 2008, John S. Patton, Ph.D., announced that he will resign his position as Chief Research Fellow and as a director of Nektar Therapeutics (the "Company"), effective as of November 21, 2008 (the "Resignation Date").

(e)        Compensatory Arrangements of Certain Officers.

In connection with his resignation, Dr. Patton entered into a Separation and General Release Agreement with the Company (the "Separation Agreement"). Under the Separation Agreement, Dr. Patton is entitled to receive a lump sum severance payment in the amount of $572,972 and to payment or reimbursement by the Company of his COBRA premiums for continued health coverage for up to 12 months following his resignation. His stock options, to the extent outstanding and vested as of the Resignation Date, will generally remain exercisable for 18 months following the Resignation Date. The Separation Agreement includes Dr. Patton's covenant not to solicit the Company's employees for a period of 12 months after the Resignation Date. The Separation Agreement also includes Dr. Patton's release of claims against the Company and its affiliates. A copy of the Separation Agreement is filed with this report as Exhibit 10.1 and is incorporated herein by reference. The summary of the Separation Agreement set forth above is qualified in its entirety by reference to the text of the Separation Agreement.

Item 9.01.    Financial Statements and Exhibits

10.1        Separation and General Release Agreement, dated as of November 17, 2008, by and between the Company and John S. Patton, Ph.D.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nektar Therapeutics

Date: November 18, 2008	By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel

Exhibit Index

Exhibit No.	Description
EX-10.1	Separation and Release Agreement between Nektar Therapeutics and John S. Patton, Ph.D.